Exhibit 10.3

ON TECHNOLOGY CORPORATION

880 Winter Street, Building Four

Waltham, Massachusetts 02451

June 30, 2003

Mr. Robert P. Nault

20 Pleasant Street

Sharon, MA 02067

Dear Bob:

You are currently an employee of ON Technology Corporation (the “Company”). The terms of your employment with the Company are governed, in part, by that certain employment letter dated January 31, 2003 addressed to you from the Company (the “2003 Employment Letter”). To induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below and that such severance benefits shall replace in their entirety the severance benefits described in the sixth paragraph of the 2003 Employment Letter.

1. If at any time (including following a Change in Control of the Company) your employment with the Company is terminated by the Company (other than for Cause, Disability or death), then the Company shall pay to you in a single lump sum (net of standard tax withholdings) on the last day of your full time employment with the Company an amount equal to (i) six (6) months of your then base salary, and (ii) fifty percent (50%) of your total annual bonus potential; plus the benefit described in Section 3 below.

2. If following a Change in Control of the Company your employment with the Company is terminated by you for Good Reason, then the Company shall pay to you in a single lump sum (net of standard tax withholdings) on the last day of your full time employment with the Company an amount equal to (i) six (6) months of your then base salary, and (ii) fifty percent (50%) of your total annual bonus potential; plus the benefit described in Section 3 below.

3. If you elect to continue your health and dental insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), following the termination of your employment as described in either Section 1 or Section 2 above, including COBRA coverage for your dependents, the Company shall pay your monthly COBRA premium until the date that is six (6) months following the end of the month during which the termination of your employment occurs.

Exhibit 10.3

4. For purposes of this Agreement the following terms shall have the meaning ascribed to them below:

(a) “Cause” has the meaning ascribed to it in the seventh paragraph of the 2003 Employment Letter.

(b) “Good Reason” means the occurrence, without your written consent, of any of the events or circumstances set forth in clauses (i) through (vi) below:

(i) the assignment to you of duties inconsistent in any material respect with your position, authority or responsibilities in effect as of the date hereof, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(ii) a reduction in your annual base salary or annual target bonus as in effect on the date hereof or as the same may be increased from time to time;

(iii) the failure by the Company to (A) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which you participate or which is applicable to you on the date hereof, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (B) continue your participation in a Benefit Plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than the basis existing on the date hereof, or (C) award cash bonuses to you in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance and your performance of your duties and responsibilities to the Company;

(iv) a change by the Company in the location at which you perform your principal duties for the Company to a new location that is more than 35 miles from the location at which you performed your principal duties for the Company on the date hereof; or a requirement by the Company that you travel on Company business to a substantially greater extent than required on the date hereof;

(v) the failure of the Company to obtain the written agreement from any successor to the Company to assume and agree to perform the terms of this Agreement; or

(vi) any failure of the Company to pay or provide to you any portion of your base salary within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Letter or any employment agreement with you.

Exhibit 10.3

(c) “Disability” means

(i) your absence from the full-time performance of your duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness; or

(ii) a determination by a physician selected by the Company or its insurers and acceptable to you or to your legal representative that you are unable to fulfill full-time performance of your duties.

(d) “Change in Control” means an event or occurrence set forth in any one or more of clauses (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Company, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (c) any acquisition by any corporation pursuant to a transaction which complies with clauses (a) and (b) of clause (iii) of this Section 4(d); or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (a) who was a member of the Board on June 30, 2003 or (b) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (b) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (a) all or substantially all of the individuals and entities

Exhibit 10.3

who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (b) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

5. Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

6. Termination. This Agreement shall terminate and be of no further force and effect one (1) year following the date of a Change in Control of the Company.

7. 2003 Employment Letter. Except as set forth in this Agreement, the 2003 Employment Letter shall remain in full force and effect.

8. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, excluding that body of law dealing with conflicts of laws. Any legal proceeding or other action in connection with this Agreement shall be brought in the state courts of Middlesex County, Massachusetts, or the United States Federal District Court in Boston, Massachusetts.

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Exhibit 10.3

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

ON TECHNOLOGY CORPORATION

By:
Its:

Accepted and Agreed:

Robert P. Nault